As filed with the Securities and Exchange Commission on November 4, 2022

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ABBVIE INC.

(Exact name of registrant as specified in its charter)

Delaware	32-0375147
(State or Other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 North Waukegan Road

North Chicago, Illinois 60064

(847) 932-7900

(Address of Principal Executive Offices)

ABBVIE DEFERRED COMPENSATION PLAN

ABBVIE DEFERRED COMPENSATION PLAN PLUS
(Full Title of the Plans)

Laura J. Schumacher, Esq.

Vice Chairman, External Affairs and Chief Legal Officer

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

(847) 932-7900
(Name, Address and Telephone Number, including area code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (“Registration Statement”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the AbbVie Deferred Compensation Plan (the “DCP”) and the AbbVie Deferred Compensation Plan Plus (the “DCP Plus”, together with the DCP, each a “Plan”, and collectively, the “Plans”) as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The documents containing the information specified in Part I, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by AbbVie Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on February 18, 2022 (including the information in Part III incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on March 21, 2022);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022, as filed with the Commission on May 6, 2022, the fiscal quarter ended June 30, 2022, as filed with the Commission on August 4, 2022 and the fiscal quarter ended September 30, 2022, as filed with the Commission on November 4, 2022; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 4, 2022, April 13, 2022, May 11, 2022, June 28, 2022, June 29, 2022, October 14, 2022 and October 17, 2022.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, and corresponding information furnished under Item 9.01 as an exhibit thereto, unless otherwise indicated therein, including any exhibits included with such Items), but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Each Plan provides designated AbbVie employees (“Participants”) with an opportunity to defer the receipt of a portion of their eligible compensation and have that deferred compensation treated as if it were invested pending its distribution by a Plan. A brief description of certain aspects of the Plans follow (this summary is qualified in its entirety by reference to the full text of the DCP, which is incorporated by reference into this Registration Statement as Exhibit 4.3 and herein, and the DCP Plus, is incorporated by reference into this Registration Statement as Exhibit 4.4 and herein).

Each Plan is a non-qualified, unfunded deferred compensation plan under the Internal Revenue Code of 1986, as amended (the “Code”). The Plans are not subject to the participation, vesting, funding or fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended.

Each Plan allows a Participant to elect to defer a portion of his or her pre-tax eligible compensation. The amount elected for deferral will be credited to that Participant’s account and adjusted to reflect investment results of reference investments selected by the Participant from among alternatives provided by AbbVie. Deferrals are eligible for matching contributions by AbbVie as applicable for such Participant. Eligible employees under the DCP Plus will also be credited with an annual company contribution as applicable for such Participant.

Subject to each of the Plans and applicable tax rules, at the Participant’s election benefits from a Plan may be distributed to the Participant in a lump sum during employment, in a lump sum or annual installments over five, 10, or 15 years after a termination of employment (provided, under the DCP, annual installments are generally only available following a retirement), and/or in certain limited circumstances due to hardship. Additionally, benefits may become distributable to the Participant or his or her beneficiary, estate, or alternative payee upon a specified payment date, termination of employment, death, disability or pursuant to a domestic relations order.

Each Participant is an unsecured general creditor of AbbVie with respect to his or her own Plan benefits. Benefits are payable solely from AbbVie’s general assets and are subject to the risk of corporate insolvency. Each Participant’s deferred compensation will be mingled with the general funds of AbbVie and may therefore be subject to the rights of other creditors, including any lien or security interest.

AbbVie reserves the right to amend or partially or completely terminate or liquidate any Plan, provided that such amendment or termination does not result in any decrease in balance of a Participant’s account, including previous earnings or losses, as of the date of such amendment or termination. Termination or liquidation of any Plan in its entirety must be consistent with the requirements of Section 409A of the Code.

AbbVie’s Board of Directors has appointed the AbbVie Employee Benefit Board of Review (the “Board of Review”) to assist in administering the Plans. The Board of Review has the right to interpret the Plans and resolve all other matters that might arise under the terms and conditions of any Plan. Its decisions are final and binding on all Participants.

The DCP originally became effective on January 1, 2013, and has been subsequently amended and restated most recently on January 1, 2017, and the DCP Plus became effective on January 1, 2022.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and by-laws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated by-laws expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees from some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s amended and restated certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the amended and restated certificate of incorporation and by-laws of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on January 2, 2013)
4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on October 22, 2019)
4.3	AbbVie Deferred Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016)
4.4	AbbVie Deferred Compensation Plan Plus (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022)
5.1*	Opinion of Winston & Strawn LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Winston & Strawn LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

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Item 9. Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Chicago, Illinois, on November 4, 2022.

ABBVIE INC.

By:	/s/ Richard A. Gonzalez
Richard A. Gonzalez
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints, jointly and severally, Richard A. Gonzalez, Laura J. Schumacher and Scott T. Reents his or her attorneys-in-fact, each with the power of substitution and resubstitution, for her or him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated, on November 4, 2022.

Signature	Title

/s/ Richard A. Gonzalez	Chairman of the Board and Chief Executive Officer
Richard A. Gonzalez	(Principal Executive Officer)

/s/ Scott T. Reents	Senior Vice President, Chief Financial Officer
Scott T. Reents	(Principal Financial Officer)

/s/ Brian L. Durkin	Vice President, Controller
Brian L. Durkin	(Principal Accounting Officer)

/s/ Robert J. Alpern	Director
Robert J. Alpern, M.D.

/s/ Roxanne S. Austin	Director
Roxanne S. Austin

/s/ William H.L. Burnside	Director
William H.L. Burnside

/s/ Thomas C. Freyman	Director
Thomas C. Freyman

/s/ Brett J. Hart	Director
Brett J. Hart

/s/ Melody B. Meyer	Director
Melody B. Meyer

/s/ Edward J. Rapp	Director
Edward J. Rapp

/s/ Rebecca B. Roberts	Director
Rebecca B. Roberts

/s/ Glenn F. Tilton	Director
Glenn F. Tilton

/s/ Frederick H. Waddell	Director
Frederick H. Waddell